                                                                    EXHIBIT 3(a)



                       RESTATED ARTICLES OF INCORPORATION

                                       OF

                    THE FIRST AMERICAN FINANCIAL CORPORATION



     Thomas A. Klemens certifies that:

     1. He is an executive vice president and the chief financial officer of The First American Financial Corporation, a California corporation.

     2. The entire text of the articles of incorporation of said corporation as amended to date is amended and restated as follows:

          FIRST: That the name of said Corporation shall be The First American Financial Corporation.

          SECOND: The purpose of the Corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of California other than the banking business, the trust company business or the practice of a profession permitted to be incorporated by the California Corporations Code.

          THIRD: That the place where the principal business of said Corporation is to be transacted is Santa Ana, Orange County, State of California.

          FOURTH:  This Corporation shall have perpetual existence.

          FIFTH: The number of directors of this Corporation shall be no less than nine (9) nor more than seventeen (17).

          SIXTH: This Corporation is authorized to issue two classes of shares, to be designated Common and Preferred, respectively. The number of Common shares authorized to be issued is 36,000,000. The aggregate par value of such Common shares is $36,000,000 and the par value of each such share is $1.00. Each Common share shall have one vote per share. Each $1.00 par value Common share outstanding immediately preceding the effective date of these Restated Articles of Incorporation is split up and converted into one and one-half (1.5) $1.00 par value Common shares. The number of Preferred shares authorized to be issued is 500,000. The aggregate par value of such Preferred shares is $500,000 and the par value of each such share is $1.00. The Board of Directors may fix by resolution the rights, preferences, privileges and restrictions of any wholly unissued class or series of shares other than the Common shares, and the series designation and number of shares to constitute any series (which number may thereafter in the same manner be increased or decreased), and a certificate of determination shall then be filed with the California Secretary of State.

               Pursuant to the authority vested in the Board of Directors of this Corporation in accordance with the provisions of this Article Sixth of these Restated Articles of Incorporation, the Board of Directors has created a series of preferred shares of the Corporation, the amount, designation, rights, preferences and privileges of which are as follows:

          Section 1.  Designation and Amount.  The shares of such series shall
                      ----------------------
          be designated as "Series A Junior Participating Preferred Shares" and
                            ----------------------------------------------
          the number of shares constituting such series shall initially be one thousand (1,000), $1.00 par value, such number of shares to be subject to increase or decrease by action of the Board of Directors as evidenced by a certificate of determination.

          Section 2.  Dividends and Distributions.
                      ---------------------------

                    (A) Subject to the prior and superior rights of the holders of any shares of any series of preferred shares ranking prior and superior to the shares of Series A Junior Participating Preferred Shares with respect to dividends, the holders of Series A Junior Participating Preferred Shares shall be entitled to receive, when, as and if declared by the Board of Directors out of funds legally available for the purpose, quarterly dividends payable in cash on the last day of March, June, September and December in each year (each such date being referred to herein as a "Quarterly Dividend Payment Date"), commencing on the first
               --------------------------------
               Quarterly Dividend Payment Date after the first issuance of a share or fraction of a share of Series A Junior Participating Preferred Shares, in an amount per share (rounded to the nearest cent) equal to the greater of (a) $10.00 or (b) subject to the provision for adjustment hereinafter set forth, 100,000 times the aggregate per share amount of all cash dividends, and 100,000 times the aggregate per share amount (payable in kind) of all non-cash dividends or other distributions other than a dividend payable in Common Shares or a subdivision of the outstanding Common Shares (by reclassification or otherwise), declared on the common shares, $1.00 par value, of the Corporation (the "Common
                                                                        ------
               Shares") since the immediately preceding Quarterly Dividend
               ------
               Payment Date, or, with respect to the first Quarterly Dividend Payment Date, since the first issuance of any share or fraction of a share of Series A Junior Participating Preferred Shares. In the event the Corporation shall at any time after October 23, 1997 (the "Rights Declaration Date") (i) declare any dividend on
                          -----------------------
               Common Shares payable in Common Shares, (ii) subdivide the outstanding Common Shares, or (iii) combine the outstanding Common Shares into a smaller number of shares, then in each such case the amount to which holders of Series A Junior Participating Preferred Shares were entitled immediately prior to such event under clause (b) of the preceding sentence shall be adjusted by multiplying such amount by a fraction the numerator of which is the number of Common Shares outstanding immediately after such event and the denominator of which is the number of Common Shares that were outstanding immediately prior to such event.

                    (B) The Corporation shall declare a dividend or distribution on the Series A Junior Participating Preferred Shares as provided in paragraph (A) above immediately after it declares a dividend or distribution on the Common Shares (other than a dividend payable in Common Shares); provided that, in the event no dividend or distribution shall have been declared on the Common Shares during the period between any Quarterly Dividend Payment Date and the next subsequent Quarterly Dividend Payment Date, a dividend of $10.00 per share on the Series A Junior Participating Preferred Shares shall nevertheless be payable on such subsequent Quarterly Dividend Payment Date.

                    (C) Dividends shall begin to accrue and be cumulative on
               outstanding Series A Junior Participating Preferred Shares from the Quarterly Dividend Payment Date next preceding the date of issue of such Series A Junior Participating Preferred Shares, unless the date of issue of such share is prior to the record date for the first Quarterly Dividend Payment Date, in which case dividends on such shares shall begin to accrue from the date of issue of such shares, or unless the date of issue is a Quarterly Dividend Payment Date or is a date after the record date for the determination of holders of Series A Junior Participating Preferred Shares entitled to receive a quarterly dividend and before such Quarterly Dividend Payment Date, in either of which events such dividends shall begin to accrue and be cumulative from such Quarterly Dividend Payment Date. Accrued but unpaid dividends shall not bear interest. Dividends paid on the Series A Junior Participating Preferred Shares in an amount less than the total amount of such dividends at the time accrued and payable on such shares shall be allocated pro rata on a share-by-share basis among all such shares at the time outstanding. The Board of Directors may fix a record date for the determination of holders of Series A Junior Participating Preferred Shares entitled to receive payment of a dividend or distribution declared thereon, which record date shall be no more than 30 days prior to the date fixed for the payment thereof.

          Section 3.  Voting Rights.  The holders of Series A Junior
                      -------------
          Participating Preferred Shares shall have the following voting rights:

                    (A) Subject to the provision for adjustment hereinafter set forth, each Series A Junior Participating Preferred Share shall entitle the holder thereof to 100,000 votes on all matters submitted to a vote of the shareholders of the Corporation. In the event the Corporation shall at any time after the Rights Declaration Date (i) declare any dividend on Common Shares payable in Common Shares, (ii) subdivide the outstanding Common Shares, or (iii) combine the outstanding Common Shares into a smaller number of shares, then in each such case the number of votes per share to which holders of Series A Junior Participating Preferred Shares were entitled immediately prior to such event shall be adjusted by multiplying such number by a fraction the numerator of which is the number of Common Shares outstanding immediately after such event and the denominator of which is the number of Common Shares that were outstanding immediately prior to such event.

                    (B) Except as otherwise provided herein or by law, the
               holders of Series A Junior Participating Preferred Shares and the holders of Common Shares shall vote together as one class on all matters submitted to a vote of shareholders of the Corporation.

               (C)    (i)  If at any time dividends on any Series A Junior
                    Participating Preferred Shares shall be in arrears in an amount equal to six (6) quarterly dividends thereon, the occurrence of such contingency shall mark the beginning of a period (herein called a "default period") which shall extend
                                             --------------
                    until such time when all accrued and unpaid dividends for all previous quarterly dividend periods and for the current quarterly dividend period on all Series A Junior Participating Preferred Shares then outstanding shall have been declared and paid or set apart for payment. During each default period, the right to elect two (2) of the Corporation's directors then authorized pursuant to Article Fifth of the Corporation's Restated Articles of Incorporation shall become vested in the holders of preferred shares (including holders of the Series A Junior Participating Preferred Shares) (collectively, the "Preferred Shares") with dividends in arrears in an amount
                    -----------------
                    equal to (6) quarterly dividends thereon, voting as a class and irrespective of series.

                         (ii) During any default period, such voting right of
                    the holders of Series A Junior Participating Pre-ferred Shares may be exercised initially at a special meeting called pursuant to subparagraph (iii) of this
                    Section 3(C) or at any annual meeting of shareholders, and thereafter at annual meetings of shareholders, provided that such voting right shall not be exercised unless the holders of ten percent in number of Preferred Shares outstanding shall be present in person or by proxy. The absence of a quorum of the holders of Common Shares shall not affect the exercise by the holders of Preferred Shares of such voting right. At any meeting at which the holders of Preferred Shares shall exercise such voting right initially during an existing default period, they shall have the right, voting as a class, to fill such vacancies, if any, in the Board of Directors as may then exist up to two (2) Directors or, if such right is exercised at an annual meeting, to elect two
                    (2) Directors. If the number of Directors which may be so elected at any special meeting exceeds the vacancies, if any, then existing in the Board of Directors, the terms of one (1) or two (2), as the case may be, of the Directors having served as such for the least amount of time shall terminate in order to permit the election by the holders of the Preferred Shares the required number of Directors. After the holders of the Preferred Shares shall have exercised their right to elect Directors in any default period and during the continuance of such period, the number of Directors shall not be increased or decreased except by vote of the holders of Preferred Shares as herein provided or pursuant to the rights of any equity securities ranking senior to or pari passu with Series A Junior Participating Preferred Shares.

                         (iii) Unless the holders of Preferred Shares shall, during an existing default period, have previously exercised their right to elect Directors, the Board of Directors may order, or any shareholder or shareholders owning in the aggregate not less than ten percent (10)% of the total number of Preferred Shares outstanding, irrespective of series, may request, the calling of a special meeting of the holders of Preferred Shares, which meeting shall thereupon be called by the Chairman of the Board, the President or the Secretary of the Corporation. Notice of such meeting and of any annual meeting at which holders of Preferred Shares are entitled to vote pursuant to this paragraph (C)(iii) shall be given to each holder of record of Preferred Shares by mailing a copy of such notice to him at his last address as the same appears on the books of the Corporation. Such meeting shall be called for a time not earlier than 10 days and not later than 60 days after such order or request, such meeting may be called on similar notice by any shareholder or shareholders owning in the aggregate not less than ten percent (10)% of the total number of Preferred Shares outstanding. Notwithstanding the provisions of this paragraph (C)(iii), no such special meeting shall be called during the period within 60 days immediately preceding the date fixed for the next annual meeting of the shareholders.

                         (iv) In any default period, the holders of Common
                    Shares, and other classes of stock of the Corporation if applicable, shall continue to be entitled to elect the whole number of Directors until the holders of Preferred Shares shall have exercised their right to elect two (2) Directors voting as a class, after the exercise of which right (x) the Directors so elected by the holders of Preferred Shares shall continue in office until their successors shall have been elected by such holders or until the expiration of the default period, and (y) any vacancy in the Board of Directors may (except as provided in paragraph (C)(ii) of this Section 3) be filled by vote of a majority of the remaining Directors theretofore elected by the holders of the class of stock which elected the Director whose office shall have become vacant. References in this paragraph (C) to Directors elected by the holders of a particular class of stock shall include Directors elected by such Directors to fill vacancies as provided in clause (y) of the foregoing sentence.

                         (v) Immediately upon the expiration of a default
                    period, (x) the right of the holders of Preferred Shares as a class to elect Directors shall cease and (y) the term of any Directors elected by the holders of Preferred Shares as a class shall terminate. Any vacancies in the Board of Directors effected by clause (y) in the preceding sentence may be filled by a majority of the remaining Directors.

                         (D) Except as provided in this Section 3, in Section
                    10, or as required by law, holders of Series A Junior Participating Preferred Shares shall have no special voting rights and their consent shall not be required (except to the extent they are entitled to vote with holders of Common Shares as set forth herein) for taking any corporate action.

        Section 4.  Certain Restrictions.
                    --------------------

                    (A) Whenever quarterly dividends or other dividends or
               distributions payable on the Series A Junior Participating Preferred Shares as provided in Section 2 are in arrears, thereafter and until all accrued and unpaid dividends and distributions, whether or not declared, on Series A Junior Participating Preferred Shares outstanding shall have been paid in full, the Corporation shall not:

                         (i) declare or pay dividends on, make any other
                    distributions on, or redeem or purchase or otherwise acquire for consideration any shares of stock ranking junior (either as to dividends or upon liquidation, dissolution or winding
                    up) to the Series A Junior Participating Preferred Shares;

                         (ii) declare or pay dividends on or make any other
                    distributions on any shares of stock ranking on a parity (either as to dividends or upon liquidation, dissolution or winding up) with the Series A Junior Participating Preferred Shares, except dividends paid ratably on the Series A Junior Participating Preferred Shares and all such parity stock on which dividends are payable or in arrears in proportion to the total amounts to which the holders of all such shares are then entitled;

                         (iii) redeem or purchase or otherwise acquire for consideration shares of any stock ranking on a parity (either as to dividends or upon liquidation, dissolution or winding up) with the Series A Junior Participating Preferred Shares, provided that the Corporation may at any time redeem, purchase or otherwise acquire shares of any such parity stock in ex change for shares of any stock of the Corporation ranking junior (either as to dividends or upon disso lution, liquidation or winding up) to the Series A Junior Participating Preferred Shares; or

                         (iv) redeem or purchase or otherwise acquire for
                    consideration any Series A Junior Participating Preferred Shares, or any shares of stock ranking on a parity with the Series A Junior Participating Preferred Shares, except in accordance with a purchase offer made in writing or by publication (as determined by the Board of Directors) to all holders of such shares upon such terms as the Board of Directors, after consideration of the respective annual dividend rates and other relative rights and preferences of the respective series and classes, shall determine in good faith will result in fair and equitable treatment among the respective series or classes.

                    (B) The Corporation shall not permit any subsidiary of the
               Corporation to purchase or otherwise acquire for consideration any shares of stock of the Corporation unless the Corporation could, under paragraph (A) of this Section 4, purchase or otherwise acquire such shares at such time and in such manner.

          Section 5.  Reacquired Shares.  Any Series A Junior Participating
                      -----------------
          Preferred Shares purchased or otherwise acquired by the Corporation in any manner whatsoever shall be retired and cancelled promptly after the acquisition thereof. All such shares upon their cancellation become authorized but unissued Preferred Shares and may be reissued as part of a new series of Preferred Shares to be created by resolution or resolutions of the Board of Directors, subject to the conditions and restrictions on issuance set forth herein.

          Section 6.  Liquidation, Dissolution or Winding Up.
                      --------------------------------------

                      (A) Upon any liquidation (voluntary or otherwise),
               dissolution or winding up of the Corporation, no distribution shall be made to the holders of shares of stock ranking junior (either as to dividends or upon liquidation, dissolution or winding up) to the Series A Junior Participating Preferred Shares unless, prior thereto, the holders of Series A Junior Participating Preferred Shares shall have received $100,000 per share, plus an amount equal to accrued and unpaid dividends and distributions thereon, whether or not declared, to the date of such payment (the "Series A Liquidation Preference"). Following
                                  -------------------------------
               the payment of the full amount of the Series A Liquidation Preference, no additional distributions shall be made to the holders of Series A Junior Participating Preferred Shares unless, prior thereto, the holders of Common Shares shall have received an amount per share (the "Common Adjustment") equal to the
                                         -----------------
               quotient obtained by dividing (i) the Series A Liquidation Preference by (ii) 100,000 (as appropriately adjusted as set forth in subparagraph C below to reflect such events as stock splits, stock dividends and recapitalizations with respect to the Common Shares) (such number in clause (ii), the "Adjustment
                                                                ----------
               Number").  Following the payment of the full amount of the Series
               ------
               A Liquidation Preference and the Common Adjustment in respect of all outstanding Series A Junior Participating Preferred Shares and Common Shares, respectively, holders of Series A Junior Participating Preferred Shares and holders of Common Shares shall receive their ratable and proportionate share of the remaining assets to be distributed in the ratio of the Adjustment

               Number to 1 with respect to such Preferred Shares and Common Shares, on a per share basis, respectively.

                    (B) In the event, however, that there are not sufficient
               assets available to permit payment in full of the Series A Liquidation Preference and the liquidation preferences of all other series of preferred stock, if any, which rank on a parity with the Series A Junior Participating Preferred Shares, then such remaining assets shall be distributed ratably to the holders of such parity shares in proportion to their respective liquidation preferences. In the event, however, that there are not sufficient assets available to permit payment in full of the Common Adjustment, then such remaining assets shall be distributed ratably to the holders of Common Shares.

                    (C) In the event the Corporation shall at any time after the
               Rights Declaration Date (i) declare any dividend on Common Shares payable in Common Shares, (ii) subdivide the outstanding Common Shares, or (iii) combine the outstanding Common Shares into a smaller number of shares, then in each such case the Adjustment Number in effect immediately prior to such event shall be adjusted by multiplying such Adjustment Number by a fraction the numerator of which is the number of Common Shares outstanding immediately after such event and the denominator of which is the number of Common Shares that were outstanding immediately prior to such event.

          Section 7.  Consolidation, Merger, etc.  In case the Corporation shall
                      ---------------------------
          enter into any consolidation, merger, combination or other transaction in which the Common Shares are exchanged for or changed into other stock or securities, cash and/or any other property, then in any such case the Series A Junior Participating Preferred Shares shall at the same time be similarly exchanged or changed in an amount per share (subject to the provision for adjustment hereinafter set forth) equal to 100,000 times the aggregate amount of stock, securities, cash and/or any other property (payable in kind), as the case may be, into which or for which each Common Share is changed or exchanged. In the event the Corporation shall at any time after the Rights Declaration Date (i) declare any dividend on Common Shares payable in Common

          Shares, (ii) subdivide the outstanding Common Shares, or (iii) combine the outstanding Common Shares into a smaller number of shares, then in each such case the amount set forth in the preceding sentence with respect to the exchange or change of Series A Junior Participating Preferred Shares shall be adjusted by multiplying such amount by a fraction the numerator of which is the number of Common Shares outstanding immediately after such event and the denominator of which is the number of Common Shares that were outstanding immediately prior to such event.

          Section 8.  No Redemption.  The Series A Junior Participating
                      -------------
          Preferred Shares shall not be redeemable.

          Section 9.  Ranking.  The Series A Junior Participating Preferred
                      -------
          Shares shall rank junior to all other series of the Corporation's Preferred Shares as to the payment of dividends and the distribution of assets, unless the terms of any such series shall provide otherwise.

          Section 10.  Amendment.  The Restated Articles of Incorporation of the
                       ---------
          Corporation and this Certificate of Determination shall not be amended, nor shall any other Certificate of Determination be issued or amended, as the case may be, so as to materially and adversely alter or change the powers, preferences or special rights of the Series A Junior Participating Preferred Shares without the affirmative vote of the holders of two-thirds (2/3) or more of the outstanding Series A Junior Participating Preferred Shares, voting separately as a class.

          Section 11.  Fractional Shares.  Series A Junior Participating
                       -----------------
          Preferred Shares may be issued in fractions of a share which shall entitle the holder, in proportion to such holder's fractional shares, to exercise voting rights, receive dividends, participate in distributions and to have the benefit of all other rights of holders of Series A Junior Participating Preferred Shares.

          SEVENTH: That the amount of said capital stock which has been actually subscribed is one hundred and thirty-five thousand Dollars and the following are the names of the persons by whom the same has been subscribed, and the amount subscribed by each of them, to wit:


NAMES OF SUBSCRIBERS                   NO. OF SHARES     AMOUNT
--------------------                   -------------     ------

     W. S. Bartlett                         50         $ 5,000.00

     W. S. Bartlett, Trustee                10           1,000.00

     Hiram Mabury
      by W.S. Bartlett, his agent          100          10,000.00

     M. M. Crookshank                       30           3,000.00

     C. W. Humphreys                        20           2,000.00

     Thos. McKeever                         10           1,000.00

     Victor Montgomery                      30           3,000.00

     Bank of America,
      by Geo. H. Stewart, Cash              50           5,000.00

     Frank A. Gibson                        22           2,200.00

     Mrs. Mary E. Fox                       75           7,500.00

     C. E. DeCamp                           30           3,000.00

     Fred 'k Stephens                       20           2,000.00

     C. W. Wilcox                           10           1,000.00

     Geo. W. Minter                         20           2,000.00

     C. F. Mansur                            5             500.00

     Joseph Yoch                            20           2,000.00

     The First National Bank of
      Santa Ana, Cal., by J. A.
      Turner, Cash                          10           1,000.00


     H. J. Blee                              5             500.00

     J. F. Kendall                           5             500.00

     H. K. Snow                             10           1,000.00

     A. Guy Smith                           10           1,000.00

     Bank of Anaheim, by W. S.
      Bartlett, its Pres.                   10           1,000.00

     James McFadden                         30           3,000.00

     O. F. Brant                           140          14,000.00

     F. G. Smythe                           10           1,000.00

     C. H. Parker                          184          18,400.00

     Geo. Taylor                            10           1,000.00

     C. E. Parker                          428          42,800.00

     A. B. Harris                           96           9,600.00

          EIGHTH: The Corporation elects to be governed by all of the provisions of the California General Corporation Law of 1977 not otherwise applicable to it under Chapter 23 thereof.

          NINTH: The liability of the directors of the Corporation for monetary damages shall be eliminated to the fullest extent permissible under California law.

     Any repeal of modification of the provisions of this Article by the shareholders of the Corporation shall not adversely affect any right or protection of a director of the Corporation existing at the time of such repeal or modification.

          TENTH: The Corporation is authorized to provide indemnification of agents (as defined in Section 317 of the Corporations Code) for breach of duty to the Corporation and its shareholders through bylaw provisions or through agreements with the agents, or both, in excess of the indemnification otherwise permitted by Section 317 of the Corporations Code, subject to the limits on such excess indemnification set forth in Section 204 of the Corporations Code.

     Any repeal of modification of the provisions of this Article by the shareholders of the Corporation shall not adversely affect any right or protection of a director or other agent of the Corporation existing at the time of such repeal of modification.

     3. The foregoing amendment and restatement of the articles of incorporation has been duly approved by the board of directors.

     4. The Company has only one class of shares outstanding, its $1.00 par value Common shares. No Series A Junior Participating Preferred Shares have been issued. The amendment to Article Sixth effects only a stock split and incorporation of prior amendments and certificates of determination and is an amendment that may be adopted with approval by the Board of Directors alone pursuant to Sections 902(c) and 910 of the California Corporations Code.

     IN WITNESS WHEREOF, the undersigned has executed this Certificate on December 31, 1997.


                         /s/ THOMAS A. KLEMENS
                         -------------------------------------------
                         Thomas A. Klemens, Executive Vice President


                         /s/ THOMAS A. KLEMENS
                         -------------------------------------------
                         Thomas A. Klemens, Chief Financial Officer

The undersigned, Thomas A. Klemens, an Executive Vice President and the Chief Financial Officer of The First American Financial Corporation, declares under penalty of perjury that the matters set out in the foregoing Certificate are true of his own knowledge.

Executed at Santa Ana, California on December 31, 1997.


                         /s/ THOMAS A. KLEMENS
                         -------------------------------------------
                         Thomas A. Klemens, Executive Vice President


                         /s/ THOMAS A. KLEMENS
                         -------------------------------------------
                         Thomas A. Klemens, Chief Financial Officer